EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2007 RESULTS

Net Income of $4.2 Million

Diluted Income Per Share of $0.27

Excluding Pre-Tax Restructuring Expenses of $2.7 million, Diluted Income Per Share of $0.38

Alpharetta, GA, April 26, 2007.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2007	2006
	First Quarter	First Quarter

Net Sales	$170.3	$165.4
Restructuring Expenses	2.7	0.5
Operating Profit	9.1	9.0
Net Income	4.2	4.6

Earnings Per Share — Diluted	$0.27	$0.30
Plus: Restructuring Expenses Per Share — Diluted	0.11	0.02
Earnings Per Share Without Restructuring Expenses — Diluted*	$0.38	$0.32

Average Shares — Diluted	15.7	15.5

*Earnings Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported a first quarter 2007 net income of $4.2 million compared with net income of $4.6 million during the first quarter of 2006.  The first quarter of 2007 and 2006 included pre-tax restructuring expenses of $2.7 million and $0.5 million, respectively.  The diluted earnings per share were $0.27 compared with diluted earnings per share of $0.30 in the prior-year quarter, a decrease of 10 percent.  The restructuring expenses reduced first quarter 2007 and 2006 earnings per share by $0.11 and $0.02, respectively.  The diluted earnings per share excluding restructuring expenses would have been $0.38 for the first quarter of 2007 and $0.32 for the first quarter of 2006, an increase of 19 percent.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit experienced improvement during the first quarter of 2007 in several areas of our business.  Less production downtime occurred in our French reconstituted tobacco leaf business, we realized improved results from the production and sale of cigarette paper used in lower ignition propensity cigarettes, average selling prices increased somewhat and progress was made with the restructuring activities initiated in 2006.

“We are encouraged by the first quarter results which benefited from the implementation of our business plans.  We remain committed to our previously announced strategies for restructuring our French and U.S. businesses to better balance capacity to available demand.  An accelerating pace of sales growth is expected for cigarette paper used in lower ignition propensity cigarettes and increased demand has been experienced for reconstituted tobacco leaf products.  Additional progress is anticipated in cost reduction activities underway across our business units and the benefits from these actions are expected to further offset the continuing, but reduced, unfavorable impacts of lower production volumes and inflationary cost increases that have been experienced during the last several years.”

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during 2006 which are expected to substantially improve the Company’s competitiveness and profitability as well as address an imbalance between sales demand for our products and our paper production capacity in France and the United States.  Restructuring expenses totaling $2.7 million associated with these actions were recognized during the first quarter of 2007 versus $0.5 million during the first quarter of 2006.  Total severance-related and other cash expenses from the restructuring in France are now expected to be approximately $2 million lower than previous estimates of $23 to $25 million due to a greater number of voluntary versus involuntary separations than planned.

As disclosed in our filings to the Securities and Exchange Commission, Schweitzer-Mauduit communicated a strategy to become a low cost and the highest quality cigarette and long fiber paper manufacturer in western Europe.  This plan includes capital investments of $23 million as well as workforce and paper machine restructuring activities at the largest of the Company’s 3 French paper operations, Papeteries de Mauduit S.A.S. (PdM), located in Quimperlé, France.

Workforce levels will be reduced by 209 employees through the course of 2007.  We began implementing the first reduction phase, totaling 64 employees associated with reduced machine operating schedules and other organizational changes, late in the first quarter of 2007.  The remaining reductions are now expected to occur progressively through the balance of this year, with the final decreases during the fourth quarter coincident with implementation of the announced capital investments.  The PdM restructuring plan is expected to result in the shutdown of 2 cigarette paper machines during 2007.

In accordance with the applicable U.S. generally accepted accounting principles, we recognized restructuring expenses in France totaling $2.4 million during the first quarter, related to future cash severance payments and accelerated depreciation of fixed assets.  The restructuring activities also included previously announced actions at the Lee, Massachusetts facility.  Restructuring expenses in the United States for those actions totaled $0.3 million in the first quarter, related to non-cash accelerated depreciation of fixed assets.

The following table summarizes restructuring expenses recorded during the first quarters of 2007 and 2006.

(Amounts in Millions, Except Per Share Amounts)

	2007	2006
	First Quarter	First Quarter
France	$2.4	$0.2
United States	0.3	0.3
Total	2.7	0.5

Cash	2.0	—
Non-Cash	0.7	0.5
Total	2.7	0.5

Restructuring Expenses Per Share — Diluted	$0.11	$0.02

First Quarter 2007 Results

Consolidated net sales were $170.3 million for the quarter compared with $165.4 million in the same period a year ago, an increase of 3 percent.  The increase in net sales was the result of $6.7 million attributable to currency exchange rates and $5.4 million from somewhat higher average selling prices, mainly related to the mix of products sold, partially offset by lower sales volumes primarily in the United States.  Currency changes primarily reflected the impact of a stronger euro compared with the U.S. dollar.

Sales volumes declined by 13 percent in the United States, primarily due to lower tobacco-related paper volume.  Sales volumes for the French segment increased by 2 percent as a result of higher sales of reconstituted tobacco leaf products to eastern Europe and Asian markets, more than offsetting a decline in tobacco-related paper sales.  Sales volumes in Brazil increased 10 percent compared with the prior year.

Operating profit was $9.1 million for the quarter, essentially unchanged from $9.0 million during the first quarter of 2006.  Excluding restructuring expenses, operating profit was $11.8 million for the first quarter of 2007, an increase of $2.3 million, or 24 percent, from the prior-year period operating profit of $9.5 million.

Improved mill operations primarily caused the increase in operating profit after excluding restructuring expenses.  The improvements reflect cost reduction activities across all business units, including the benefit of restructuring activities.  Additionally, operating profit increased from somewhat higher selling prices, including an improved mix of products sold that included the sale of cigarette paper used for lower ignition propensity cigarettes, and changes in sales volumes that together increased operating profit by $2.9 million from the first quarter of 2006.

Inflationary cost increases, primarily related to purchased wood and textile pulp and labor rates, unfavorably impacted operating results by $2.7 million during the quarter.  Changes in per ton wood pulp costs increased operating expenses by $2.0 million compared with the prior-year quarter.  The average list price of northern bleached softwood kraft pulp in the United States was $790 per metric ton during the first quarter of 2007 compared with $655 per metric ton during the first quarter of 2006.  Higher labor rates increased manufacturing expenses by $0.6 million during the quarter.   Purchased energy costs decreased slightly compared with the first quarter of 2006.

Reduced machine operating schedules and lower production volumes, which resulted in unfavorable fixed cost absorption impacts to operating profit totaling $0.9 million, were experienced primarily in our French paper operations.  Machine operating schedules were improved in our French reconstituted tobacco leaf operations and in the United States during the first quarter of 2007.

Operating profit for the French segment totaled $7.2 million during the quarter compared with an operating profit of $8.4 million during the first quarter of 2006, a decline of $1.2 million, or 14 percent.  Excluding increased French restructuring expenses of $2.2 million, operating profit increased by $1.0 million, or 12 percent.  Lower production costs due to improved mill operations, including the initial benefit of restructuring activities, and decreased nonmanufacturing expenses increased operating profit.  Changes in sales volumes and improved average selling prices, primarily related to an improved mix of products sold, increased operating profit by $1.6 million.  Unfavorable fixed cost absorption decreased operating profit by $1.1 million from continuing machine downtime in the French paper business partially offset by improved capacity utilization in the French reconstituted tobacco leaf business.  Inflationary cost increases reduced operating profit by $1.5 million, primarily due to higher purchased wood and textile pulp costs.

The U.S. business unit operating profit was $4.5 million for the quarter, a $2.0 million increase versus the prior-year quarter.  U.S. restructuring expenses of $0.3 million were unchanged from the prior year.  Improved mill operations and higher average selling prices, resulting primarily from an improved sales mix that included increased sales of cigarette paper for lower ignition propensity cigarettes, caused U.S. operating profit to increase.  Inflationary cost increases had an unfavorable impact of $0.9 million during the quarter primarily related to higher purchased wood pulp costs and labor rates.

The Brazilian business unit had a $0.2 million operating profit during the first quarter of 2007, unchanged from the prior-year quarter.   Improved mill operations fully offset the impact of inflationary cost increases, primarily associated with purchased wood pulp, and a stronger Brazilian real versus the U.S. dollar.

Nonmanufacturing expenses increased by $1.4 million, or 9 percent, during the first quarter 2007 versus the prior year primarily due to increased employee incentive compensation.  Only minimal incentive compensation was incurred in 2006 due to lower overall financial performance whereas 2007 expenses reflect expectations for more normal levels of incentive achievement.

The effective income tax rate during the first quarter of 2007 was 24 percent compared to 26 percent during the first quarter of 2006.

Minority interest of $1.7 million increased by $0.7 million, or 70 percent, due to improved results at our 72 percent owned French subsidiary, LTR Industries, S.A.

Net income for the first quarter of 2007 was $4.2 million compared with net income of $4.6 million during the first quarter of 2006.  The diluted earnings per share were $0.27 compared with diluted earnings per share of $0.30 for the prior-year quarter.  Excluding restructuring expenses, the diluted earnings per share were $0.38 for the first quarter of 2007 and $0.32 for the prior-year period.

Cash Flow Items

Capital spending was $9.0 million during the first quarter of 2007 compared with $1.6 million during the prior-year quarter.  Capital spending for the restructuring-related investments at PdM totaled $0.7 million while spending for the rebuild of a paper machine in Brazil totaled $1.3 million.  Capital spending for 2007 is still expected to be in the range of $55 to $65 million, including the $23 million capital investment at PdM and the $9 million paper machine upgrade in Brazil.  Additionally, spending for capitalized software totaled $2.5 million during the first quarter of 2007, primarily for a project in France, and is now expected to total $6 to $8 million for the full year.

Pension contributions during the first quarter of 2007 totaled $2.0 million and are expected to be in the range of $7 to $12 million for the full year.  Cash payments of $1.0 million for severance expenses in France occurred during the first quarter of 2007, and are now expected to total approximately $7 to $10 million during 2007.  Equity investments for Schweitzer-Mauduit’s tobacco-related papers joint venture in China totaled $1.9 million during the first quarter of 2007 and are expected to be approximately $12 to $13 million for the full year.

The projected cash needs in 2007 for capital and software development spending, pension contributions, employee severance payments and joint venture equity payments total approximately $90 to $110 million.  These cash requirements are expected to be funded through internally generated cash flow and increased borrowing in the range of $45 to $55 million from Schweitzer-Mauduit’s 5-year revolving bank credit facility that, as of March 31, 2007, had $125 million available out of a total capacity of approximately $195 million.  Net debt increased $7.2 million during the first quarter of 2007.

Cash provided by operations totaled $12.1 million for the first quarter of 2007 compared with $12.8 million during the first quarter of 2006.  Little change occurred between the first quarters of 2007 and 2006 in cash provided by operations due to the similar levels of net income and other cash-related activities between the two periods.

Business Comments and Outlook

Mr. Deitrich added, “Though we are pleased with a solid start to the year in terms of financial results, we remain focused on completing the significant activity involved in the broad restructuring activities initiated in 2006.  As expected, we made progress during the first quarter in mitigating the continuing, albeit smaller, impact of inflationary cost increases and reduced production schedules that have decreased our earnings over the last several years.  We will continue our efforts to do this through improved worldwide mill operations, the benefits from announced restructuring activities and the continued growth in cigarette paper for lower ignition propensity cigarettes as well as reconstituted tobacco leaf products.

“Total PdM restructuring expenses are now projected to be $8 million for 2007, including cash severance costs of $7 million.  The amount of severance expenses is now expected to be approximately $2 million less than previously projected due to a greater number of employees choosing to leave voluntarily.  The PdM workforce reductions are expected to generate annual pre-tax labor savings of approximately $14 million, or $0.58 per share, due to both restructuring activities and planned capital investments.  Realization of the majority of labor savings is now expected to occur by the end of 2007.  We expect to realize annual pre-tax benefits greater than $14 million upon full implementation of all elements of the PdM strategy, including the planned capital investments.

“Sales of cigarette papers for lower ignition propensity cigarettes continue to positively contribute to our operating results, especially as we realize further manufacturing efficiencies.  California’s lower ignition propensity regulation became effective on January 1, 2007 and we continue to supply product for this new market.  Additionally, 3 states, Utah, Kentucky and Oregon, have passed lower ignition propensity legislation so far in 2007 with effective dates in the first half of 2008 while 2 other states, New Jersey and Maryland, have submitted laws to their respective governors for signature.  When fully effective by mid-2008, the 9 U.S. states that have passed lower ignition propensity legislation combined with Canadian requirements approximately total 27 percent of the combined United States and Canada cigarette consumption.  Another 17 U.S. states have active legislative efforts which, when added to already approved lower ignition propensity regulations, would cover nearly 50 percent of U.S. and Canadian cigarette consumption.  With further increases in sales volumes of this cigarette paper combined with expected continuing improvements in manufacturing costs, this product should continue to provide additional improvement to the U.S. business unit results.

“The cautionary note in our business outlook continues to be weakness in tobacco-related product sales in both the United States and western Europe and the potential for continuing excess paper production capacity and resulting machine downtime unfavorably impacting operating profit.  Our actions to reduce inventories during the fourth quarter of 2006 as well as the restructuring actions underway place us in a better position to manage these impacts on 2007 results.  However, we continue to evaluate how to operate our worldwide production facilities more effectively with the reduced volumes of tobacco-related papers.  Analysis is ongoing into possible further restructuring activities that could result in additional expenses.

“We reiterate that full-year 2007 earnings per share, excluding restructuring expenses, are anticipated to be at or above the $1.26 level achieved in 2005 as a result of the benefit of announced restructuring activities and our other business improvement actions more than offsetting lower paper sales volumes and continuing inflationary cost increases.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review first quarter 2007 results with investors and analysts at 3:30 p.m. eastern time on Thursday, April 26, 2007.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2006, 40 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, particularly related to purchased energy, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation of certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced tobacco-related papers volumes. Further changes are possible that might require accelerated depreciation or write-offs of some additional equipment and could potentially include additional expenses for employee-related costs associated with further downsizing activities.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-

GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE (AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$170.3	$165.4	+	3.0%
Cost of products sold	142.0	140.8	+	0.9
Gross Profit	28.3	24.6	+	15.0

Selling expense	5.6	5.6		—
Research expense	2.0	1.8	+	11.1
General expense	8.9	7.7	+	15.6
Total nonmanufacturing expenses	16.5	15.1	+	9.3

Restructuring expense	2.7	0.5		N.M.

Operating Profit	9.1	9.0	+	1.1
Interest expense	1.3	1.4	-	7.1
Other income, net	0.1	—		N.M.
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	7.9	7.6	+	3.9
Provision for income taxes	1.9	2.0	-	5.0
Minority interest in earnings of subsidiaries	1.7	1.0	+	70.0
Loss from equity affiliates	0.1	—		N.M.
Net Income	$4.2	$4.6	-	8.7%

Net Income Per Share:
Basic	$0.27	$0.30	-	10.0%

Diluted	$0.27	$0.30	-	10.0%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,497,000	15,354,400

Diluted, including Common Share Equivalents	15,719,300	15,530,200

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	March 31,	December 31,
Unaudited	2007	2006

ASSETS
Cash and cash equivalents	$9.7	$13.7
Accounts receivable	94.5	88.9
Inventories	125.2	119.2
Other current assets	14.1	14.3	(1)
Net property, plant and equipment	418.4	416.8
Other noncurrent assets	49.5	44.2
Total Assets	$711.4	$697.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$15.3	$17.1
Other current liabilities	154.0	150.9	(1)
Long-term debt	85.2	80.2
Pension and other postretirement benefits	52.2	54.2
Deferred income tax liabilities	29.5	29.0
Deferred revenue	22.5	24.1
Other noncurrent liabilities	23.7	23.0
Minority interest	17.6	15.6
Stockholders’ equity	311.4	303.0	(1)
Total Liabilities and Stockholders’ Equity	$711.4	$697.1

(1)             The Company restated its 2003 consolidated financial statements as a result of an accounting error which did not recognize the impact on employee profit sharing liabilities of a French income tax audit assessment.  The impact on the December 31, 2006 consolidated balance sheets is as follows:

	As Previously Reported	Adjustment	Restated
Other current assets	$13.8	$0.5	$14.3
Other current liabilities	149.4	1.5	150.9
Stockholders’ equity	304.0	(1.0)	303.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS)

Unaudited	2007	2006

Net income	$4.2	$4.6
Depreciation and amortization	9.5	9.4
Restructuring accelerated depreciation	0.7	0.4
Amortization of deferred revenue	(1.6)	(1.6)
Deferred income tax benefit	(1.1)	(0.6)
Minority interest in earnings of subsidiaries	1.7	1.0
Other items	0.4	1.6
Net changes in operating working capital	(1.7)	(2.0)
Cash Provided by Operations	12.1	12.8

Capital spending	(9.0)	(1.6)
Capitalized software costs	(2.5)	(0.2)
Equity investment in foreign subsidiaries	(1.9)	—
Other investing	(4.8)	(4.5)
Cash Used for Investing	(18.2)	(6.3)

Cash dividends paid to SWM stockholders	(2.4)	(2.4)
Changes in debt	3.1	(3.4)
Purchases of treasury stock	(0.1)	—
Other financing	1.5	2.1
Cash Provided by (Used for) Financing	2.1	(3.7)

Effect of Exchange Rate Changes on Cash	—	0.1

Increase (Decrease) in Cash and Cash Equivalents	$(4.0)	$2.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales is referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales	For the three months ended March 31,
	2007	2005	% Change
France	$100.3	$92.7	+	8.2%
United States	56.9	62.4	-	8.8
Brazil	17.4	16.3	+	6.7

Subtotal	174.6	171.4

Intersegment sales by:
France	(1.0)	(3.4)
United States	(0.8)	(0.2)
Brazil	(2.5)	(2.4)

Consolidated	$170.3	$165.4	+	3.0%

Operating Profit	For the three months ended March 31,
	2007	2006	% Change
France	$7.2	$8.4	-	14.3%
United States	4.5	2.5	+	80.0
Brazil	0.2	0.2		—
Unallocated expenses	(2.8)	(2.1)	-	33.3

Consolidated	$9.1	$9.0	+	1.1%

Restructuring Expense	For the three months ended March 31,
	2007	2006
France	$2.4	$0.2
United States	0.3	0.3

Consolidated	$2.7	$0.5

Operating Profit Without Restructuring Expense *	For the three months ended March 31,
	2007	2006	% Change

France	$9.6	$8.6	+	11.6%
United States	4.8	2.8	+	71.4
Brazil	0.2	0.2		—
Unallocated expenses	(2.8)	(2.1)	-	33.3

Consolidated	$11.8	$9.5	+	24.2%

* Operating Profit Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding

Restructuring Expense to Operating Profit .

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